Exhibit 99.1


                    America Service Group Announces
         Second Quarter Results and Increase in 2003 Guidance


    BRENTWOOD, Tenn.--(BUSINESS WIRE)--July 28, 2003--America Service Group (NASDAQ:ASGR)

    Second Quarter Highlights:

    --  EBITDA of $4.9 million in the quarter

    --  Net cash provided by operations of $1.9 million in the quarter

    -- Total debt reduced $5.1 million in the quarter to $32.4 million

    -- Net Debt Outstanding reduced $2.3 million in the quarter to $25.6 million

    -- Increase in loss contract reserve of $4.5 million recorded in the quarter

    -- Expected full year 2003 EBITDA of $23 million vs. $21.5 million previous guidance

    America Service Group Inc. (NASDAQ:ASGR) announced today results for the second quarter and six months ended June 30, 2003.
    Commenting on second quarter results, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "The Company's financial performance resulted in further debt reduction this quarter. More importantly, our consistent quality of operations has continued to strengthen the Company's leading position in our industry. Substantial contracts have been renewed and preparations to begin a major new contract are already underway."

    FAS 144 Impact on Income Statement Presentation Format

    As noted in our annual report on Form 10-K, the Company is applying the discontinued operations provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 ("FAS 144") to all service contracts that expire subsequent to January 1, 2002. FAS 144 requires the Company to follow the income statement presentation format described in FAS 144. The results of operations of contracts that expire, less applicable income taxes, are classified on the Company's consolidated income statement separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The application of the FAS 144 accounting presentation to expired contracts has no impact on net income, earnings per share, total cash flows or stockholders' equity.
    As a result of the application of FAS 144, "healthcare revenues" and "healthcare expenses" on the Company's consolidated income statement for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss "Total Revenues," "Total Healthcare Expenses," and "Total Gross Margin," which will include all of the Company's revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses.

    Second Quarter and Six Months Ended June 30, 2003

    Healthcare revenues for the second quarter of 2003 were $136.8 million, an increase of 21.7% over the prior year quarter. For the six months ended June 30, 2003, healthcare revenues were $269.4 million, an increase of 21.6% over the prior year period. Total Revenues for the second quarter and first six months of 2003 were $137.3 million and $274.2 million, respectively, representing a decrease of 0.8% from each of the prior year periods.
    Healthcare expenses for the second quarter of 2003 were $128.5 million, or 94.0% of healthcare revenues, as compared with $106.0 million, or 94.3% of healthcare revenues, in the prior year quarter. For the six months ended June 30, 2003, healthcare expenses were $252.8 million, or 93.9% of healthcare revenues, as compared with $208.7 million, or 94.2% of healthcare revenues, in the prior year period. Total Healthcare Expenses for the second quarter of 2003 were $128.9 million, or 93.9% of Total Revenues, as compared with $129.9 million, or 93.8% of Total Revenues, in the prior year quarter. For the six months ended June 30, 2003, Total Healthcare Expenses were $257.1 million, or 93.7% of Total Revenues, as compared with $259.2 million, or 93.8% of Total Revenues, in the prior year period.
    The Company utilized its loss contract reserve in the six months ended June 30, 2003, at a rate greater than previously anticipated. The increase in utilization of the reserve was primarily the result of an unexpected increase in healthcare expenses in the Kansas Department of Corrections ("Kansas DOC") contract. The primary causes for the increase in healthcare expenses in this contract were hospitalization and outpatient costs. The Company has increased its reserve for loss contracts at June 30, 2003, by $4.5 million to cover potential future losses that may occur under the Kansas DOC contract, assuming it runs to its current expiration date of June 30, 2005.
    Results to date during the month of July have reflected substantial reductions in hospitalization costs incurred in the Kansas DOC contract, as compared with the first six months' experience. The Company is in active discussions with the Kansas DOC related to a proposal from the Company that would significantly reduce the remaining length of the current contract. In response to the proposal, the Kansas DOC has solicited and received proposals from several other vendors to provide healthcare services to the Kansas DOC. The Kansas DOC is currently evaluating the proposals from the other vendors and a conclusion of the process is anticipated during the third quarter.
    Gross margin for the second quarter of 2003 was $3.7 million, or 2.7% of healthcare revenues, as compared with $9.7 million, or 8.7% of healthcare revenues, in the prior year quarter. Gross margin for the six months ended June 30, 2003, was $12.0 million, or 4.5% of healthcare revenues, as compared with $16.2 million, or 7.3% of healthcare revenues in the prior year period. Included in the current year second quarter and first six months gross margin is the negative impact of the increase in the Company's loss contract reserve of $4.5 million discussed above. Included in the prior year second quarter and first six months gross margin was the positive impact of a reduction in the Company's loss contract reserve of $3.3 million recorded in the second quarter. Total Gross Margin for the second quarter of 2003 was $8.4 million, or 6.1% of Total Revenues, as compared with $8.6 million, or 6.2% of Total Revenues, in the prior year quarter. For the six months ended June 30, 2003, Total Gross Margin was $17.1 million, or 6.3% of Total Revenues, as compared with $17.2 million, or 6.2% of Total Revenues, in the prior year period.
    Selling, general and administrative expenses for the second quarter of 2003 were $3.5 million, or 2.6% of healthcare revenues, as compared with $3.5 million, or 3.1% of healthcare revenues, in the prior year quarter. Selling, general and administrative expenses for the six months ended June 30, 2003, were $7.0 million, or 2.6% of healthcare revenues, as compared with $7.6 million, or 3.4% of healthcare revenues, in the prior year period. Selling, general and administrative expenses as a percentage of Total Revenues for the second quarter and first six months of 2003 were 2.6%, as compared with 2.5% and 2.8%, respectively, of Total Revenues in the prior year periods.
    EBITDA for the second quarter of 2003 was $4.9 million, a decrease of 3.7% as compared with $5.1 million in the prior year quarter. For the six months ended June 30, 2003, EBITDA was $10.1 million, an increase of 5.8%, as compared with $9.6 million in the prior year period. As reflected in the attached schedule, the Company defines EBITDA as earnings before interest, taxes, depreciation, amortization and certain non-recurring items. The Company includes in EBITDA the results of discontinued operations under the same definition. Considered to be a non-recurring item for the purpose of calculating EBITDA in the current year results is the $4.5 million increase in the second quarter in the Company's loss contract reserve. Considered to be a non-recurring item for the purpose of calculating EBITDA in the prior year results is the $3.3 million gain resulting from the reduction in the loss contract reserve in the second quarter.
    Depreciation and amortization expense for the second quarter of 2003 was $1.1 million, consistent with the prior year quarter. For the six months ended June 30, 2003, depreciation and amortization expense was $2.2 million, as compared with $2.3 million in the prior year period.
    Net interest expense for the second quarter of 2003 was $1.0 million, a 47.4% reduction from $1.9 million in the prior year quarter. For the six months ended June 30, 2003, net interest expense was $2.1 million, a 39.3% reduction from $3.4 million in the prior year period.
    Income tax expense was $251,000 in the second quarter of 2003, as compared with $71,000 in the prior year quarter. For the six months ended June 30, 2003, income tax expense was $411,000, as compared with a benefit of $107,000 in the period year period.
    The loss from continuing operations for the second quarter of 2003 was $2.1 million, or 1.6% of healthcare revenues, as compared with income from continuing operations of $3.2 million, or 2.8% of healthcare revenues in the prior year quarter. For the six months ended June 30, 2003, income from continuing operations was $395,000, or 0.2% of healthcare revenues, as compared with $3.1 million, or 1.4% of healthcare revenues in the prior year quarter. The current year periods reflect the negative impact of the increase in the Company's loss contract reserve of $4.5 million. The prior year periods benefited from the $3.3 million reduction in the loss contract reserve recorded in the second quarter of 2002.
    Income from discontinued operations for the second quarter of 2003 was $197,000, as compared with $2.1 million in the prior year quarter. For the first six months of 2003, income from discontinued operations was $579,000, as compared with $4.2 million in the prior year period. Schedules of the components of the income from discontinued operations for the second quarter and first six months of 2003 and 2002 are set forth below (in thousands).



                                            Three Months Ended
                                    June 30,  % of    June 30,  % of
                                      2003   Revenue    2002   Revenue
                                    -------   -----   -------   -----
Healthcare revenues                    $583   100.0   $26,130   100.0
Healthcare expenses                     369    63.3    23,962    91.7
                                    -------   -----   -------   -----
 Gross margin                           214    36.7     2,168     8.3
Depreciation and amortization             6     1.0        28     0.1
                                    -------   -----   -------   -----
 Income from discontinued
  operations before tax                 208    35.7     2,140     8.2
Income tax provision                     11     1.9         4     --
                                    -------   -----   -------   -----
Income from discontinued
 operations, net of tax                $197    33.8    $2,136     8.2
                                    =======   =====   =======   =====

                                             Six Months Ended
                                    June 30,  % of    June 30,  % of
                                      2003   Revenue    2002   Revenue
                                    -------   -----   -------   -----
Healthcare revenues                  $4,871   100.0   $54,760   100.0
Healthcare expenses                   4,252    87.3    50,492    92.2
                                    -------   -----   -------   -----
 Gross margin                           619    12.7     4,268     7.8
Depreciation and amortization            19     0.4        50     0.1
                                    -------   -----   -------   -----
 Income from discontinued
  operations before tax                 600    12.3     4,218     7.7
Income tax provision                     21     0.4        12     --
                                    -------   -----   -------   -----
Income from discontinued
 operations, net of tax                $579    11.9    $4,206     7.7
                                    =======   =====   =======   =====

    The net loss for the second quarter of 2003 was $1.9 million, as compared with net income of $5.3 million in the prior year quarter. For the six months ended June 30, 2003, net income was $974,000, as compared with $7.3 million in the prior year period. The current year periods reflect the negative impact of the increase in the Company's loss contract reserve of $4.5 million. The prior year periods benefited from the $3.3 million reduction in the loss contract reserve recorded in the second quarter of 2002.
    The net loss per common share for the second quarter of 2003 was $0.31 basic and diluted, as compared with net income per share of $0.97 basic and $0.95 diluted in the prior year quarter. For the six months ended June 30, 2003, net income per common share was $0.16 basic and $0.15 diluted, as compared with $1.34 basic and $1.31 diluted. The current year periods reflect the negative impact of the increase in the Company's loss contract reserve of $4.5 million. The prior year periods benefited from the $3.3 million reduction in the loss contract reserve recorded in the second quarter of 2002.
    Net cash provided by operating activities for the second quarter of 2003 was $1.9 million, as compared with $2.1 million in the prior year quarter. Included as a reduction to net cash provided by operating activities was utilization of the loss contract reserve of $1.8 million in the second quarter of 2003, as compared with $2.1 million in the prior year quarter. For the six months ended June 30, 2003, net cash provided by operating activities was $8.9 million, as compared with $4.3 million in the prior year period. Included as a reduction to net cash provided by operating activities was utilization of the loss contract reserve of $2.9 million in the six months ended June 30, 2003, as compared with $4.0 million in the prior year period.
    Total debt was reduced $5.1 million in the second quarter of 2003 to $32.4 million. In the first six months of 2003, total debt was reduced $13.6 million. Net Debt Outstanding was $25.6 million at June 30, 2003, as compared with $27.9 million at March 31, 2003, $36.0 million at December 31, 2002, and $44.4 million at June 30, 2002. The Company defines "Net Debt Outstanding" as total debt outstanding less cash, cash equivalents and restricted cash.
    Consistent with guidance in the Financial Accounting Standards Board Emerging Issues Task Force Consensus 95-22, "Balance Sheet Classification of Borrowings Outstanding Under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Agreement," the Company has classified its revolving credit facility balance outstanding at June 30, 2003, of $28.4 million as a current liability. The classification of the revolving credit facility as a current liability is entirely the result of a combination of a typical material adverse effect acceleration clause in the loan agreement and the existence of a mandatory lock-box agreement. The revolving credit facility has a final expiration date of October 31, 2005.

    Guidance

    The Company is increasing its previous guidance related to full year 2003 results, primarily due to the anticipated award of statewide healthcare services for approximately 40,600 inmates located in 26 correctional facilities of the Pennsylvania Department of Corrections. The Pennsylvania Department of Corrections contract has not yet been signed, but the Company anticipates commencement of services under the contract on September 1, 2003. The updated guidance does not reflect the $4.5 million increase in the loss contract reserve related to Kansas, as the Company considers it to be a non-recurring item.
    The Company now expects Total Revenues for 2003 of approximately $570 million, as compared with $550 million in the previous guidance. Pre-tax income from continuing and discontinued operations is expected to be approximately $14.5 million, excluding the increase of $4.5 million in the loss contract reserve in the second quarter, as compared with $12.5 million in the previous guidance. The Company is maintaining its previous guidance related to Total Gross Margin as a percentage of Total Revenues at 6.5% and would now expect selling, general and administrative expenses to be 2.5% of Total Revenues, as compared with 2.6% previously. Depreciation, amortization and interest expense is now expected to be approximately $8.5 million, as compared with $9.0 million previously, which, when added to the expected $14.5 million of pre-tax income from continuing and discontinued operations, generates an estimated EBITDA of $23 million for 2003, as compared with the $21.5 million previous guidance.

    A listen-only simulcast and replay of America Service Group's second quarter conference call and a copy of the press release containing the related financial information will be available online at www.asgr.com or www.companyboardroom.com on July 29, 2003, beginning at 11:00 a.m. Eastern time.

    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands, except per share data)

                                             Three Months Ended
                                     June 30,  % of   June 30,  % of
                                       2003   Revenue   2002   Revenue
                                     --------  -----  --------  -----
Healthcare revenues                  $136,760  100.0  $112,375  100.0
Healthcare expenses                   128,536   94.0   105,962   94.3
Increase in loss contract reserve       4,500    3.3      --      --
Reduction in loss contract reserve       --      --      3,320    3.0
                                     --------  -----  --------  -----
 Gross margin                           3,724    2.7     9,733    8.7
Selling, general and
 administrative expenses                3,524    2.6     3,479    3.1
Depreciation and amortization           1,070    0.8     1,106    1.0
                                     --------  -----  --------  -----
 Income (loss) from operations           (870)  (0.7)    5,148    4.6
Interest, net                           1,001    0.7     1,905    1.7
                                     --------  -----  --------  -----
 Income (loss) before
  income tax provision                 (1,871)  (1.4)    3,243    2.9
Income tax provision                      251    0.2        71    0.1
                                     --------  -----  --------  -----
 Income (loss) from
  continuing operations                (2,122)  (1.6)    3,172    2.8
Income from discontinued
 operations, net of tax                   197    0.2     2,136    1.9
                                     --------  -----  --------  -----
 Net income (loss)                    $(1,925)  (1.4)   $5,308    4.7
                                     ========  =====  ========  =====

Income (loss) per
 common share - basic:
  Income (loss) from
   continuing operations               $(0.34)           $0.58
  Income from discontinued
   operations, net of tax                0.03             0.39
                                     --------           ------
   Net income (loss)                   $(0.31)           $0.97
                                     ========           ======

Income (loss) per
 common share - diluted:
  Income (loss) from
   continuing operations               $(0.34)           $0.57
  Income from discontinued
   operations, net of tax                0.03             0.38
                                     --------           ------
   Net income (loss)                   $(0.31)           $0.95
                                     ========           ======

Weighted average shares outstanding
 Basic                                  6,294            5,450
                                     ========           ======
 Diluted                                6,294            5,576
                                     ========           ======

                      AMERICA SERVICE GROUP INC.
                     CONSOLIDATED INCOME STATEMENT
                 (In thousands, except per share data)

                                              Six Months Ended
                                     June 30,  % of   June 30,  % of
                                       2003   Revenue   2002   Revenue
                                     --------  -----  --------  -----
Healthcare revenues                  $269,355  100.0  $221,600  100.0
Healthcare expenses                   252,825   93.9   208,711   94.2
Increase in loss contract reserve       4,500    1.6      --      --
Reduction in loss contract reserve       --      --      3,320    1.5
                                     --------  -----  --------  -----
 Gross margin                          12,030    4.5    16,209    7.3
Selling, general and
 administrative expenses                7,002    2.6     7,564    3.4
Depreciation and amortization           2,158    0.8     2,267    1.0
                                     --------  -----  --------  -----
 Income from operations                 2,870    1.1     6,378    2.9
Interest, net                           2,064    0.8     3,404    1.5
                                     --------  -----  --------  -----
 Income before income tax
  provision (benefit)                     806    0.3     2,974    1.4
Income tax provision (benefit)            411    0.1      (107)   --
                                     --------  -----  --------  -----
 Income from continuing operations        395    0.2     3,081    1.4
Income from discontinued
 operations, net of tax                   579    0.2     4,206    1.9
                                     --------  -----  --------  -----
 Net income                              $974    0.4    $7,287    3.3
                                     ========  =====  ========  =====

Income per common share - basic:
 Income from continuing operations      $0.06            $0.57
 Income from discontinued
  operations, net of tax                 0.10             0.77
                                     --------         --------
   Net income                           $0.16            $1.34
                                     ========         ========

Income per common share - diluted:
 Income from continuing operations      $0.06            $0.56
 Income from discontinued
  operations, net of tax                 0.09             0.75
                                     --------         --------
   Net income                           $0.15            $1.31
                                     ========         ========

Weighted average shares outstanding:
 Basic                                  6,251            5,445
                                     ========         ========
 Diluted                                6,385            5,551
                                     ========         ========


                      AMERICA SERVICE GROUP INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                 Jun. 30,    Dec. 31,
                                                   2003        2002
                                                ---------   ---------
                                ASSETS
Current assets:
 Cash and cash equivalents                         $6,799      $3,770
 Restricted cash                                     --         6,250
 Accounts receivable, healthcare
  and other less allowances                        55,294      72,477
 Inventories                                        6,355       6,390
 Prepaid expenses and
  other current assets                             12,518      13,100
                                                ---------   ---------
Total current assets                               80,966     101,987
Property and equipment, net                         5,225       6,240
Goodwill, net                                      43,896      43,896
Contracts, net                                     11,234      12,048
Other intangibles, net                              1,383       1,483
Other assets                                        5,327       5,852
                                                ---------   ---------
Total assets                                     $148,031    $171,506
                                                =========   =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                 $34,627     $40,892
 Medical claims liability                          11,743      13,697
 Accrued expenses                                  32,758      33,482
 Deferred revenue                                   2,234       6,203
 Current portion of loss
  contract reserve                                  5,013       3,306
 Current portion of long-term debt                  1,667       1,667
 Revolving credit facility classified
  as current per EITF 95-22                        28,351      41,135
                                                ---------   ---------
Total current liabilities                         116,393     140,382
Noncurrent portion of accrued expenses              6,524       7,924
Noncurrent portion of loss contract reserve         5,562       5,681
Long-term debt, net of current portion              2,361       3,194
                                                ---------   ---------
Total liabilities                                 130,840     157,181
Stockholders' equity:
 Common stock                                          63          61
 Additional paid-in capital                        38,488      36,561
 Stockholders' notes receivable                    (1,278)     (1,241)
 Accumulated deficit                              (20,082)    (21,056)
                                                ---------   ---------
Total stockholders' equity                         17,191      14,325
                                                ---------   ---------
Total liabilities and stockholders' equity       $148,031    $171,506
                                                =========   =========


                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)
                                                   Six Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Operating Activities:
Net income                                           $974      $7,287
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                     2,175       2,317
  Loss on retirement of fixed assets                  143          17
  Finance cost amortization                           280         505
  Increase in loss contract reserve                 4,500        --
  Reduction in loss contract reserve                 --        (3,320)
  Interest on stockholders' notes receivable          (37)        (34)
  Other comprehensive income charged
   to interest expense                               --           361
  Changes in operating assets and liabilities:
   Accounts receivable, healthcare and other       17,182         269
   Inventories                                         35         (99)
   Prepaid expenses and other current assets          584      (6,896)
   Other assets                                       244         930
   Accounts payable                                (6,265)      7,191
   Medical claims liability                        (1,954)     (1,048)
   Accrued expenses                                (2,124)      4,238
   Deferred revenue                                (3,969)     (3,426)
   Loss contract reserve                           (2,911)     (3,984)
                                                ---------   ---------
    Net cash provided by operating activities       8,857       4,308
                                                ---------   ---------

Investing Activities:
Capital expenditures                                 (390)       (608)
                                                ---------   ---------
    Net cash used in investing activities            (390)       (608)
                                                ---------   ---------

Financing Activities:
Net payments on line of credit and term loan      (13,617)    (13,422)
Decrease in restricted cash                         6,250        --
Payment of deferred financing costs                  --          (493)
Proceeds from stockholder notes receivable           --            83
Issuance of common stock                              205        --
Exercise of stock options                           1,724        --
                                                ---------   ---------
    Net cash used in financing activities          (5,438)    (13,832)
                                                ---------   ---------

Net decrease in cash and cash equivalents           3,029     (10,132)
Cash and cash equivalents at
 beginning of period                                3,770      10,382
                                                ---------   ---------
Cash and cash equivalents at end of period         $6,799        $250
                                                =========   =========


                      AMERICA SERVICE GROUP INC.
          DISCUSSION AND RECONCILIATION OF NON-GAAP MEASURES
                            (In thousands)

This release contains certain financial information not derived in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.

EBITDA

The Company defines EBITDA as earnings before interest expense, income taxes, depreciation, amortization and certain non-recurring items. The Company includes in EBITDA the results of discontinued operations under the same definition. Considered to be a non-recurring item for the purpose of calculating EBITDA in the current year results is the $4.5 million increase in the second quarter in the Company's loss contract reserve. Considered to be a non-recurring item for the purpose of calculating EBITDA in the 2002 results is the $3.3 million gain resulting from the reduction in the loss contracts reserve in the second quarter. Management believes the exclusion of these items from EBITDA is appropriate in order to provide a consistent comparison of the Company's operations between the two periods.

Management uses EBITDA to evaluate financial performance of the Company. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under GAAP, as items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

          RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA

                                                 Three Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Income (loss) from operations                       $(870)     $5,148
Depreciation and amortization                       1,070       1,106
Income from discontinued operations                   197       2,136
Depreciation and taxes included in
 income from discontinued operations                   17          32
Increase in loss contract reserve                   4,500        --
Reduction in loss contract reserve                   --        (3,320)
                                                ---------   ---------
EBITDA                                             $4,914      $5,102
                                                =========   =========

                                                   Six Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Income from operations                             $2,870      $6,378
Depreciation and amortization                       2,158       2,267
Income from discontinued operations                   579       4,206
Depreciation and taxes included in
 income from discontinued operations                   40          62
Increase in loss contract reserve                   4,500        --
Reduction in loss contract reserve                   --        (3,320)
                                                ---------   ---------
EBITDA                                            $10,147      $9,593
                                                =========   =========

NET DEBT OUTSTANDING

The Company defines Net Debt Outstanding as total debt outstanding less cash, cash equivalents and restricted cash. The Company believes that Net Debt Outstanding provides useful information regarding the Company's indebtedness and is useful to investors to assist them in analyzing liquidity. The Company uses Net Debt Outstanding as well as other financial measures in connection with its decision-making activities. Net Debt Outstanding should not be considered in isolation or as a substitute for financial information provided in the Company's consolidated balance sheet and statement of cash flows calculated in accordance with GAAP. The Company's method for calculating Net Debt Outstanding may not be comparable to methods used by other companies.


                  CALCULATION OF NET DEBT OUTSTANDING

                            June 30,   Mar. 31,   Dec. 31,   June 30,
                              2003       2003       2002       2002
                            --------   --------   --------   --------
Current portion of
 long-term debt               $1,667     $1,667     $1,667   $   --
Revolving credit facility     28,351     33,078     41,135     44,678
Long-term debt, net
 of current portion            2,361      2,777      3,194       --
Cash and cash equivalents     (6,799)    (3,370)    (3,770)      (250)
Restricted cash                 --       (6,250)    (6,250)      --
                            --------   --------   --------   --------
Net Debt Outstanding         $25,580    $27,902    $35,976    $44,428
                            ========   ========   ========   ========


   TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses.

The Company believes that Total Revenues, Total Healthcare Expenses and Total Gross Margin are useful measurements when comparing the Company's performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of FAS 144, "healthcare revenues," "healthcare expenses," and "gross margin" on the Company's consolidated income statement for any period presented will only include revenues and expenses from continuing contracts.

        RECONCILIATION OF HEALTHCARE REVENUES TO TOTAL REVENUES

                                                  Three Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Healthcare revenues                              $136,760    $112,375
Healthcare revenues included in
 income from discontinued operations                  583      26,130
                                                ---------   ---------
Total Revenues                                   $137,343    $138,505
                                                =========   =========

                                                   Six Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Healthcare revenues                              $269,355    $221,600
Healthcare revenues included in
 income from discontinued operations                4,871      54,760
                                                ---------   ---------
Total Revenues                                   $274,226    $276,360
                                                =========   =========
  RECONCILIATION OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

                                                  Three Months Ended
                                                       June 30,
                                                  2003         2002
                                                ---------   ---------
Healthcare expenses                              $128,536    $105,962
Healthcare expenses included in
 income from discontinued operations                  369      23,962
                                                ---------   ---------
Total Healthcare Expenses                        $128,905    $129,924
                                                =========   =========

                                                    Six Months Ended
                                                        June 30,
                                                  2003         2002
                                                ---------   ---------
Healthcare expenses                              $252,825    $208,711
Healthcare expenses included in
 income from discontinued operations                4,252      50,492
                                                ---------   ---------
Total Healthcare Expenses                        $257,077    $259,203
                                                =========   =========

         RECONCILIATION OF GROSS MARGIN TO TOTAL GROSS MARGIN

                                                  Three Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Gross margin                                       $3,724      $9,733
Gross margin included in income
 from discontinued operations                         214       2,168
Increase in loss contract reserve                   4,500        --
Reduction in loss contract reserve                   --        (3,320)
                                                ---------   ---------
Total Gross Margin                                 $8,438      $8,581
                                                =========   =========

                                                   Six Months Ended
                                                       June 30,
                                                   2003        2002
                                                ---------   ---------
Gross margin                                      $12,030     $16,209
Gross margin included in income
 from discontinued operations                         619       4,268
Increase in loss contract reserve                   4,500        --
Reduction in loss contract reserve                  --         (3,320)
                                                ---------   ---------
Total Gross Margin                                $17,149     $17,157
                                                =========   =========



    CONTACT: America Service Group
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100